Exhibit 99.1

                         Sharps Compliance Corp. Reports
             19.5% Growth in Revenue for Second Quarter Fiscal 2007


    --  Operating margin improves 590 basis points to 12.3%

    --  Earnings per share doubles to $0.04 in the second quarter

    --  Continued revenue expansion in markets served

    --  Strong growth in retail, commercial and hospitality markets

    -- Retail sales expand to provide proper syringe disposal for flu shot season



    HOUSTON--(BUSINESS WIRE)--January 22, 2007--Sharps Compliance Corp. (OTCBB:SCOM) ("Sharps" or the "Company"), a leading provider of cost-effective medical waste disposal solutions for industry and consumers, today reported growth of 19.5%, or $0.5 million, to $3.2 million for the second quarter of the fiscal year 2007 compared to revenue of $2.7 million in the same period last fiscal year. For the first six months of fiscal year 2007, revenue increased 16% to $6.2 million compared with $5.3 million during the same period last fiscal year.

    Sales Growth

    The Sharps Disposal by Mail System(R) is a cost-effective and easy-to-use solution to dispose of medical waste such as hypodermic needles, lancets and any other medical device or objects used to puncture or lacerate the skin (referred to as "sharps"). The Company is a fully integrated manufacturer of the Sharps Disposal By Mail System(R) and markets its products to the healthcare, retail, agriculture, commercial, industrial, hospitality, professional, government and pharmaceutical markets.

    Driving the strong fiscal 2007 second quarter and first half results were increasing sales to the retail market which grew more than 250%, or $0.17 million, over last year's second quarter and was up $0.42 million, or 94.3% in the first six months when compared with the prior fiscal year. The growth in revenue to the retail market was due to increased sales of the Sharps Disposal by Mail System(R) to pharmacies and grocery stores utilized to support seasonal flu shot clinics. The Company experienced revenue growth in most of its other markets lead by strong performance in the commercial/industrial, government, and professional segments.

    Dr. Burton J. Kunik, Chairman, President and Chief Executive Officer of the Company, commented, "This is the third consecutive quarter that we have delivered record revenue and earnings growth. This growth is the result of our strategy to increase penetration in the markets we serve through broadened distribution channels and a heightened direct sales effort. As the early entrant and leader in the small quantity medical waste disposal market, we believe that the quality of our products, the value added we provide with our fully integrated services and the speed with which we build relationships in each key market are the keys to our success. We believe we should deliver continued strong revenue and earnings growth in our year-over-year financial and operating performance for fiscal year 2007."

    Sequentially, the fiscal year 2007 second quarter revenue increased of $0.2 million, or 6%, over the first quarter of fiscal year 2007, which ended September 30, 2006.

    Operating Performance

    For both the three and six month periods of fiscal year 2007, gross margins were 43%, consistent with the same periods of last fiscal year. Selling, general and administrative ("S,G&A") expenses of $0.9 million for the quarter ended December 31, 2006 were 3.5% lower than the same period for the prior fiscal year due to the reduction in professional fees associated with the Attentus Medical litigation that was settled in July 2006. S, G & A expenses increased by 1% for the six-months ended December 31, 2006 compared to the corresponding prior year period.

    Higher revenues and lower S, G & A expenses combined to result in an operating margin of 12.3% for the fiscal year 2007 second quarter compared with 6.4% during the second quarter last fiscal year. For the first six months of the fiscal year, operating margin was 11.2%, a 480 basis point improvement over an operating margin of 6.4% during the same period last year. On a sequential basis, higher revenue in the fiscal year 2007 second quarter resulted in Sharps generating a 31% increase in operating income to $0.4 million compared with $0.3 million in operating income for the first quarter fiscal year 2007. As a percentage of revenues, operating margin in the second quarter of fiscal year 2007 sequentially improved 230 basis points over the first quarter's operating margin of 10.0%.

    Dr. Kunik continued, "Higher revenues coupled with strong gross margins and tightly controlled overhead results in significant operating leverage that is very apparent in the quarters' results. We believe that as our sales volumes grow we will continue to enhance earnings and shareholder value. In addition, our growing cash reserves and strong balance sheet provides us the financial strength and flexibility necessary for investing in markets with significant sales opportunities thereby facilitating our business plan."

    Liquidity and Balance Sheet Strength

    The Company's cash position at December 31, 2006 increased to $0.9 million from $0.3 million at June 30, 2006. At December 31, 2006, the Company reported stockholders' equity and total assets of $1.1 and $3.3 million, respectively, representing significant increases over that reported for prior periods. Although Sharps maintains a $1.5 million line of credit with JPMorgan Chase, no amounts were outstanding at December 31, 2006. The line of credit is available to finance working capital and/or potential acquisition opportunities.

    The diluted shares outstanding increased to 11.6 million for the quarter ended December 31, 2006 as a result of the Company's increased stock price during later part of the second quarter. The excess of the diluted shares over the basic shares outstanding of 10.7 million is due to the inclusion of a portion of the Company's 3.4 million stock options in the computation of diluted shares outstanding (utilizing the treasury method of accounting). The diluted shares outstanding are expected to increase in the third and fourth quarters of fiscal year 2007.

    Outlook

    Dr. Kunik noted, "We believe we have the leading edge in products designed to facilitate the proper disposal of small quantity sharps waste as a result of, (i) our early market entry and leadership position, (ii) the quality and diversity of our products and (iii) the breadth of services we provide to support client information systems for our customers. We see continued growth in the markets we serve supported as noted by the drivers below:

    -- Expanding number of retail chains and pharmacies focused on providing year-round, in-store health clinics designed to facilitate health care treatment and inoculations which need easy, cost-effective sharps waste disposal;

    -- Rapidly growing market of self injectors, as a result of global health conditions, who need to properly handle sharps waste;

    -- Continued implementation of municipal programs (19 cities to date) designed to facilitate the proper disposal of sharps in the home and community setting (interest expressed by 23 additional municipalities and counties);

    -- Distribution of thousands of syringes and injectable drugs by pharmaceutical manufacturers to patients at home; and

    --  New legislation in California (SB 1305) and Massachusetts (SB
        2569) mandating the proper disposal of home-generated sharps waste; also acknowledges mail back programs as not only a convenient, but also approved method."

    Kunik concluded, "We believe our proven and established products, leadership position and experienced management team will enable us to capitalize on the significant sales opportunities in all markets we serve."

    About Sharps Compliance Corp.

    Headquartered in Houston, Texas, Sharps is a leading provider of cost-effective medical waste disposal solutions for industry and consumers. The Company's primary products include the Sharps Disposal by Mail System(R), Pitch-It(TM) IV Poles, Trip LesSystem(R), Sharps Asset Return System, Sharps Secure(R), Sharps SureTemp Tote(R), Biohazard Spill Clean-Up Kit and Disposal System and IsoWash(R) Linen Recovery System and. The Company's flagship product, the Sharps Disposal by Mail System(R), is a cost-effective and easy-to-use solution to dispose of medical waste such as hypodermic needles, lancets and any other medical device or objects used to puncture or lacerate the skin (referred to as "sharps"). The Company is a fully integrated manufacturer and markets its products to the healthcare, retail, agriculture, commercial, industrial, hospitality, professional, residential, government and pharmaceutical markets. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.

    Sharps Compliance Corp. is the exclusive supplier of Sharps Disposal by Mail Systems(R) to the Consumer Health Care division of Becton, Dickinson and Company. The Company also maintains an exclusive sales and marketing arrangement with Waste Management, Inc. whereby Sharps provides safe disposal systems and related services for Waste Management's residential and commercial customers.

    More information on Sharps Compliance can be found on its website at: www.sharpsinc.com.

    Safe Harbor Statement

    The information made available in this press release contains certain forward-looking statements which include Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate", "expect", "plan", "anticipate", "believe", "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-KSB, quarterly reports on Form 10-QSB and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

    FINANCIAL TABLES FOLLOW.



               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
           Condensed Consolidated Statements Of Operations




                                    Three-Months Ended
                                       December 31,
                                 -------------------------
                                                               %
                                    2006         2005       Change
                                 ------------ ------------
                                 (Unaudited)  (Unaudited)
                                 ------------ ------------

Revenue                           $3,181,777   $2,663,376       19.5%

  Cost of revenue                  1,819,800    1,496,692       21.6%
                                 ------------ ------------
  Gross profit                     1,361,977    1,166,684       16.7%
    Gross margin                        42.8%        43.8%       (2%)
  Selling, general and
   administrative                    924,122      960,325        (4%)
  Depreciation and amortization       45,477       35,240       29.0%
                                 ------------ ------------

Operating income                     392,378      171,119      129.3%
   Operating margin                     12.3%         6.4%      91.9%
  Other income (expense)              38,150         (837)
                                 ------------ ------------

Net income before income taxes      $430,528     $170,282      152.8%
Income taxes                          (9,332)      (3,310)     181.9%
                                 ------------ ------------
Net income                          $421,196     $166,972      152.3%
                                 ============ ============

Net income per share
     Basic                             $0.04        $0.02      100.0%
                                 ============ ============
     Diluted                           $0.04        $0.02      100.0%
                                 ============ ============

Weighted Average
Shares Outstanding
     Basic                        10,664,557   10,547,311
     Diluted                      11,576,162   10,720,512


                                     Six-Months Ended
                                       December 31,
                                 -------------------------
                                                                %
                                    2006         2005        Change
                                 ------------ ------------
                                 (Unaudited)  (Unaudited)
                                 ------------ ------------

Revenue                           $6,172,661   $5,323,488        16.0%

  Cost of revenue                  3,513,388    3,057,611        14.9%
                                 ------------ ------------
  Gross profit                     2,659,273    2,265,877        17.4%
    Gross margin                        43.1%        42.6%        1.2%
  Selling, general and
   administrative                  1,878,545    1,854,848         1.3%
  Depreciation and amortization       89,689       68,104        31.7%
                                 ------------ ------------

Operating income                     691,039      342,925       101.5%
   Operating margin                     11.2%         6.4%       73.8%
  Other income (expense)              39,792       (2,606)
                                 ------------ ------------

Net income before income taxes      $730,831     $340,319       114.7%
Income taxes                         (18,046)      (8,815)      104.7%
                                 ------------ ------------
Net income                          $712,785     $331,504       115.0%
                                 ============ ============

Net income per share
     Basic                             $0.07        $0.03       133.3%
                                 ============ ============
     Diluted                           $0.06        $0.03       100.0%
                                 ============ ============

Weighted Average
Shares Outstanding
     Basic                        10,608,314   10,547,311
     Diluted                      11,275,236   10,726,626





               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
                 Condensed Consolidated Balance Sheet

                                           12/31/2006     6/30/2006
                                           (Unaudited)
                                          -------------- -------------

ASSETS:
------------------------------------------
Current assets:
  Cash and cash equivalents                    $883,353      $296,959
  Restricted cash                                10,010        10,010
  Accounts receivable, net                    1,444,627       935,283
  Inventory                                     296,340       325,688
  Prepaid and other assets                      145,594        88,348
                                          -------------- -------------
    Total current assets                      2,779,924     1,656,288
Property and equipment, net                     445,124       473,387
Intangible assets, net                           63,499        60,427
                                          -------------- -------------
    Total assets                             $3,288,547    $2,190,102
                                          ============== =============

LIABILITIES AND STOCKHOLDERS' EQUITY:
------------------------------------------
Current liabilities:
  Accounts payable                             $661,682      $526,582
  Accrued liabilities                           299,379       262,219
  Current portion of deferred revenue           915,796       826,764
  Current maturities of capital lease
   obligations                                   14,906        40,260
                                          -------------- -------------
    Total current liabilities                 1,891,763     1,655,825
Long-term deferred revenue                      240,959       211,568
Obligations under capital leases, net of
 current maturities                                   -         1,809
Other                                            70,500        69,000
                                          -------------- -------------
    Total liabilities                         2,203,222     1,938,202
Stockholders' Equity:
  Total Stockholders' Equity                  1,085,325       251,900
                                          -------------- -------------
    Total Liabilities and Stockholders'
     Equity                                  $3,288,547    $2,190,102
                                          ============== =============






              SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
                  Supplemental Revenue Information
                             (unaudited)




                                       Three Months Ended
                                          December 31,
                                    -----------------------
                                       2006        2005     % Change
                                    ----------- ----------- ----------
BILLINGS BY MARKET:
-----------------------------------
  Health Care                       $1,899,277  $1,834,536       3.5%
  Retail                               238,850      67,130     255.8%
  Agriculture                          221,214     240,240       (8%)
  Commercial/Industrial                206,220      75,671     172.5%
  Hospitality                          191,584     105,382      81.8%
  Professional                         138,713     109,699      26.4%
  Protec                               100,944      91,141      10.8%
  Other                                 59,236      29,016     104.1%
  Government                            51,308       1,965    2511.1%
  Pharmaceutical                        41,770      95,172      (56%)
                                    ----------- ----------- ----------
    Subtotal                         3,149,116   2,649,952      18.8%
  GAAP Adjustment (a)                   32,661      13,424     143.3%
                                    ----------- ----------- ----------
    Revenue Reported                $3,181,777  $2,663,376      19.5%
                                    =========== =========== ==========





                                        Six Months Ended
                                           December 31,
                                     -----------------------
                                        2006        2005     % Change
                                     ----------- ----------- ---------
BILLINGS BY MARKET:
-----------------------------------
  Health Care                        $3,716,863  $3,622,410       2.6%
  Retail                                871,853     448,605      94.3%
  Agriculture                           341,905     356,720       (4%)
  Commercial/Industrial                 316,854     139,867     126.5%
  Hospitality                           307,917     316,131       (3%)
  Professional                          275,052     211,201      30.2%
  Protec                                218,073     205,675       6.0%
  Other                                 105,166      51,418     104.5%
  Government                             80,830      10,604     662.3%
  Pharmaceutical                         56,933      95,172      (40%)
                                     ----------- ----------- ---------
    Subtotal                          6,291,445   5,457,803      15.3%
  GAAP Adjustment (a)                  (118,784)   (134,315)     (12%)
                                     ----------- ----------- ---------
    Revenue Reported                 $6,172,661   5,323,488      16.0%
                                     =========== =========== =========








(a) Represents the net impact of the revenue recognition adjustment required to arrive at reported revenues. See Note 2 "Revenue
    Recognition" in the Company's consolidated financial statements included in its June 30, 2006 Form 10-KSB for additional information.



    CONTACT: Sharps Compliance Corp., Houston
             Executive Vice President, Chief Financial Officer
             & Business Development
             David P. Tusa, 713-660-3514
             dtusa@sharpsinc.com
             or
             Kei Advisors LLC
             Investor Relations
             Tammy Swiatek, 716-843-3853
             tswiatek@keiadvisors.com